UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

January 23, 2007

(Date of earliest event reported)

TEAM FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

KANSAS	000-26335	48-1017164
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8 West Peoria, Suite 200, Paola, Kansas, 66071

(Address of principal executive offices) (Zip Code)

Registrant’s telephone, including area code:  (913) 294-9667

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement, Item 1.02 Termination of a Material Definitive Agreement.

(a) (1) and (2)  Formally signed on January 23, 2007, Team Financial, Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with its Chairman and Chief Executive Officer, Robert J. Weatherbie (“Executive”). The Agreement was effective January 1, 2007 for a term of three years ending on December 31, 2009.   The term is automatically extended for one year at the end of 2009 if the agreement has not been terminated in accordance with the provisions.  The Agreement supersedes the employment agreement entered into between the Executive and the Company on January 1, 2006, which was set to expire on December 31, 2008.  The Executive’s annual base salary under the prior agreement was $262,500 and contained similar terms to the Agreement.

The Agreement stipulates an annual base salary of $286,125, effective January 1, 2007 and allows for annual salary increases.  Additionally, per the Agreement the Executive is entitled to standard company bonuses offered through any established plan and an annual executive bonus based on criteria established by the compensation committee of the Board of Directors and may include either or both stock and cash.  The Executive bonus may not exceed 50% of the Executive’s annual base salary. The Executive is also entitled to a life insurance policy with a face amount of $240,000, all premiums paid by the Company, and he is provided an automobile for business and personal use.  The Executive is eligible to participate in employee plans generally available to other management personnel of the Company.  The agreement continues similar termination benefits as prior agreements.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On January 23, 2007, the compensation committee of the Board of Directors authorized a cash payment of $131,250 as a year-end executive bonus for Robert J. Weatherbie, Chairman and Chief Executive Officer and a cash bonus of $15,000 to Richard J. Tremblay, Chief Financial Officer.  The bonuses were awarded based on the executives’ meeting or exceeding the criteria established by the compensation committee for 2006.

Also on January 23, 2007, the Board of Directors appointed Sandra J. Moll, 43, as the Chief Operating Officer of Team Financial, Inc.  Ms. Moll has served as a Senior Vice President, Operations of Team Financial, Inc. for 4 years and Senior Vice President and Chief Operations Officer for TeamBank, N.A., a $636 million wholly-owned subsidiary of Team Financial, Inc., for 8 years, and has 19 years of cumulative banking experience, including operations, lending and retail functions within the banking industry.  She holds a Bachelor of Science Degree from Missouri Southern State College, attended the Graduate School of Banking at Colorado and also attended the MBA program at the University of Kansas.

Ms. Moll is employed under the terms of an employment agreement with Team Financial, Inc., earning an annual base salary of $136,000 and is eligible for bonuses; however the terms of that agreement are currently being renegotiated, and will be subject to oversight by the Compensation Committee.   She also participates in the Company’s salary continuation plan and deferred compensation plan, and has done so since 2001 and 2002, respectively.  Ms. Moll is eligible to participate in employee plans generally available to other management personnel of the Company.

Sandra J. Moll’s spouse, David S. Moll, is also employed by Team Financial, Inc. as the Information Technology Manager.  David Moll earned approximately $103,000 in 2006 and receives standard employee benefits.  His employment with the Company is expected to continue.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to Article VI Section 1 of the Team Financial, Inc. Amended and Restated Bylaws dated September 26, 2006, granting the Board of Directors authority to amend the bylaws, the Team Financial, Inc. Amended and Restated Bylaws were amended by the Board of Directors effective January 23, 2007 as follows:

Article III, Section 15. Standing and Other Committees of the Board. There shall be four standing committees of the Board of Directors: (1) Audit Committee; (2) Compensation Committee; (3) Nomination Committee, and (4) Executive Committee.  Appointment to the Audit Committee, the Compensation Committee and the Nomination Committee shall be in accordance with their respective committee charters adopted and approved from time to time by the Board of Directors.  Unless otherwise specified in a committee charter, the Chairman of the Board shall recommend to the Board of Directors the directors to be appointed to all committees.  All appointments to standing committees shall be approved by a majority vote of the Board of Directors.  The designation of committee chairpersons shall be made by the Board of Directors at the time of the appointment of standing committees.  The Chairman of the Board may appoint from time to time such other committees as he shall deem necessary or beneficial.

Prior to this amendment, Article III, Section 15 of the Team Financial, Inc. Amended and Restated Bylaws dated September 26, 2006 read as follows:

Article III, Section 15.   Standing and Other Committees of the Board.   There shall be three standing committees: (1) The Audit Committee; (2) The Executive Compensation Committee; and (3) The Nomination Committee.  Appointment to all standing committees shall be in accordance with the respective committee charters adopted and approved from time to time by the Board of Directors.  Unless otherwise specified, the Chairman of the Board shall recommend to the Board of Directors the directors to be appointed.  All appointments to standing committees shall be approved by a majority vote of the Board of Directors.  The designation of committee chairpersons shall be made by the Board of Directors at the time of the appointment of standing committees.  The Chairman of the Board may appoint from time to time such other committees as shall be deemed necessary or beneficial.

The purpose of this amendment is to allow for an executive committee of the Company’s Board of Directors.  Robert J. Weatherbie, Chairman of the Board of Directors, will serve as a member and Chairman of the Executive Committee, and Kenneth L. Smith, Harold G. Sevy, Gregory D. Sigman, and Jerry D. Wiesner have been appointed to serve on the Executive Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM FINANCIAL, INC.

Date: January 29, 2007	By: /s/ Richard J. Tremblay
Richard J. Tremblay
Chief Financial Officer